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                                                                 Exhibit 99.1


          EN POINTE TECHNOLOGIES, INC. CONFIRMS RECEIPT OF BUYOUT OFFER

Los Angeles, CA - July 28, 2003 - En Pointe Technologies, Inc., a leading national provider of business-to-business information technology products and services, today announced that it has received an offer from Bob Din, its Chairman and Chief Executive Officer, to acquire the balance of the outstanding equity interests of the Company through a negotiated merger at a price of $0.70 per share, including the equity in outstanding in-the-money stock options (whether vested or unvested), in a going private transaction.

Mr. Din and his wife, Naureen Din, collectively own approximately 16% of En Pointe's currently outstanding shares of common stock.

In response to the offer, the Board of Directors of En Pointe established an independent committee consisting of two members. The independent committee has engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as its financial advisor and Squire Sanders & Dempsey L.L.P. as its legal advisor, to assist it in evaluating and responding to the offer. No price or other terms have been agreed to by the parties, and there can be no assurance that discussions with Mr. Din will ultimately lead to any agreement.

ABOUT EN POINTE TECHNOLOGIES, INC.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointe(TM) and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream IT products available in the US while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointe(TM) provides En Pointe's customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company's customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes -- integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise, is represented nationally with a concentration in over 22 sales and service markets throughout the United States, as well as a value-added ISO 9002 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com .

         FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "hope," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual

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results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the ability of the independent committee and Mr. Din to agree on acceptable terms for the proposed buyout. Reference is hereby made to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, for information regarding those factors and conditions."

Contact: Kevin Ayers
Chief Financial Officer
En Pointe Technologies, Inc.
Phone: (310) 725-9717
Fax: (310) 725-1185
e-mail:ir@enpointe.com

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